Exhibit 99.1

iRhythm Technologies Announces Third Quarter 2017 Financial Results

and Raises Guidance for Full Year 2017

SAN FRANCISCO, November 1, 2017 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three and nine months ended September 30, 2017.

Recent Highlights

•	Revenue for the quarter ended September 30, 2017 increased 49% year-over-year to $25.0 million
•	Gross margin for the third quarter 2017 was 72% versus 69% in the third quarter of 2016

“Third quarter and year-to-date performance highlight the progress we are making in establishing our Zio Service as the new standard of care for ambulatory cardiac monitoring,” said Kevin King, CEO. "This consistent growth in demand has enabled us to confidently expand our salesforce and infrastructure throughout 2017, as well as make significant progress in growing in-network coverage, which has meaningfully increased our productivity and volume.”

Third Quarter Financial Results

Revenue for the three months ended September 30, 2017 was $25.0 million, an increase of 49% year-over-year and 5% sequentially.  Revenue growth remains predominantly driven by increased volume of the Zio Service in both new and existing accounts, as well as continued success with in-network contracting efforts.

Gross profit for the third quarter of 2017 was $18.1 million, or 72% gross margin, up from $11.5 million, or 69% gross margin, in the same period of the prior year. Margin expansion is primarily attributable to productivity gains through the company’s machine-learned algorithms associated with report generation, the impact from the mix shift to contracted claims, and continued reduction of device-related manufacturing costs.

Operating expenses for the third quarter of 2017 were $24.1 million, an increase of 70% compared to $14.2 million for the same period of the prior year. The increase in operating expenses was primarily driven by accelerated salesforce expansion investments and a material increase in stock-based compensation.

Loss from operations for the third quarter of 2017 was $6.5 million, compared to $4.1 million for the same period of the prior year.

Cash, cash equivalents, and investments totaled $107.4 million as of September 30, 2017.

Guidance for Full Year 2017

iRhythm projects revenue for the full year 2017 to range from $96 to $97 million, gross margins for the full year 2017 to range from 71.5% to 72.5% and operating expenses for the full year 2017 to be between $93 and $95 million. This compares to previous guidance of $94 to $96 million in revenue, 71.5% to 72.5% in gross margins, and $89 and $92 million in operating expenses for the full year 2017 provided on August 2, 2017.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for international callers, and referencing Conference ID: 96279903 or from the webcast on the “Investor Relations” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding expectations for expansion in our salesforce, increases in our in-network contracting and financial guidance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our Form 10-Q filing made with the Securities and Exchange Commission on August 7, 2017. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Lynn Pieper Lewis or Leigh Salvo	Aaron Murphy
(415) 937-5404	(415) 229-3331
investors@irhythmtech.com	media@irhythmtech.com

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$20,429	$51,643
Short-term investments	87,017	54,407
Accounts receivable, net	12,039	9,406
Inventory	1,314	1,390
Prepaid expenses and other current assets	1,989	1,671
Restricted cash	—	91
Total current assets	122,788	118,608
Investments, long-term	—	10,981
Property and equipment, net	6,207	4,653
Goodwill	862	862
Other assets	3,798	3,052
Total assets	$133,655	$138,156
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,076	$2,103
Accrued liabilities	11,436	10,165
Deferred revenue	904	947
Accrued interest, current portion	149	—
Debt, current portion	1,479	—
Total current liabilities	16,044	13,215
Debt	32,053	32,227
Deferred rent, noncurrent portion	169	26
Accrued interest, net of current portion	—	126
Total liabilities	48,266	45,594
Stockholders’ equity:
Common stock	28	22
Additional paid-in capital	230,831	219,718
Accumulated other comprehensive loss	(30)	(9)
Accumulated deficit	(145,440)	(127,169)
Total stockholders’ equity	85,389	92,562
Total liabilities and stockholders’ equity	$133,655	$138,156

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$25,035	$16,780	$70,327	$45,368
Cost of revenue	6,920	5,282	20,002	15,097
Gross profit	18,115	11,498	50,325	30,271
Operating expenses:
Research and development	3,790	1,635	9,187	4,847
Selling, general and administrative	20,308	12,529	57,787	36,658
Total operating expenses	24,098	14,164	66,974	41,505
Loss from operations	(5,983)	(2,666)	(16,649)	(11,234)
Interest expense	(862)	(807)	(2,522)	(2,388)
Other expense, net	321	(602)	900	(1,015)
Net loss	$(6,524)	$(4,075)	$(18,271)	$(14,637)
Net loss per common share, basic and diluted	$(0.29)	$(2.80)	$(0.81)	$(10.20)
Weighted-average shares used to compute net loss per common share, basic and diluted	22,811,907	1,454,307	22,446,399	1,434,583